SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        ________________________________

Name: GENERAL ELECTRIC S&S INCOME FUND (formerly GENERAL ELECTRIC S&S
      LONG TERM INTEREST FUND)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                               3003 Summer Street
                               Stamford, CT 06905

Telephone Number (including area code):  (203) 229-5000

                Name and address of agent for service of process:

                               Alan M. Lewis, Esq.
                        General Electric S&S Income Fund
                               3003 Summer Street
                               Stamford, CT 06904

                                   Copies to:

                             Burton M. Leibert, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099


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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ ] No [X]


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Stamford and State of Connecticut on the 30th day of September, 2003.

                                 GENERAL ELECTRIC S&S INCOME FUND



                                 /s/ Alan M. Lewis
                                 -------------------
                                 Name: Alan M. Lewis
                                 Title: Trustee

ATTEST:

By:  /s/Matthew J. Simpson
     --------------------------
     Name: Matthew J. Simpson
     Title: Assistant Secretary